UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
September 30, 2008

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number

000-51660	CapitalSouth Bancorp	Delaware	63-1026645

2340 Woodcrest Place Birmingham, Alabama (Address of principal executive offices)	35209 (Zip Code)
(205) 870-1939
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
     On September 30, 2008, CapitalSouth Bancorp (“CapitalSouth”) and James C. Bowen, a director of CapitalSouth (“Bowen”), entered into a restructuring agreement (the “Restructuring Agreement”) whereby CapitalSouth and Bowen agreed to restructure the CapitalSouth debt held by Bowen evidenced by notes in the original principal amounts of $1,500,000 (the “Pledged Note”) and $5,530,319.40 (the “Non-Pledged Note”). Under the terms of the Restructuring Agreement, the current outstanding indebtedness of CapitalSouth due to Bowen under the notes will be restructured as follows:
•	the Pledged Note will be converted into (i) a new promissory note in an estimated amount of $500,000.00 to be made by CapitalSouth in favor of Bowen with an interest rate of LIBOR plus two percent (2%), paid quarterly (“Bowen Note II”), and (ii) the maximum number of shares of CapitalSouth common stock which may be purchased for $1,000,000, or such lesser amount which is necessary to cause the total stock holdings of Bowen, after such purchase, to equal, but not exceed, 9.9% of CapitalSouth’s outstanding common stock. The conversion price will be the subscription price for the exercise of non-transferable rights distributed to holders of CapitalSouth common stock as of September 22, 2008 (the “Right’s Offering”) described in CapitalSouth’s Registration Statement on Form S-1 filed with the SEC on June 11, 2008 as amended through the date hereof. The original principal amount of Bowen Note II will be the difference between $1,500,000 (the balance of the Pledged Note) and the actual price paid by Bowen for shares of CapitalSouth common stock in the conversion. Bowen Note II will replace the Pledged Note as security for Bowen’s indemnity obligations incurred in connection with the acquisition by CapitalSouth of Monticello Bancshares, Inc.
•	the Non-Pledged Note will be converted into (i) a new promissory note in the amount of $2,400,000.00 to be made by CapitalSouth in favor of Bowen with an interest rate of LIBOR plus two percent (2%), paid quarterly and (ii) an unsecured convertible subordinated debenture in the amount of $1,930,319.00 issued by CapitalSouth to Bowen with an interest rate of LIBOR plus two percent (2%), paid quarterly.
     The Restructuring Agreement will not be effective until the closing date of the Rights Offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITALSOUTH BANCORP
October 2, 2008	By /s/ Carol W. Marsh
Carol W. Marsh
Senior Vice President, Secretary and Chief Financial Officer